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NEWS RELEASE
For immediate release

Printware, Inc.
1270 Eagan Industrial Rd.
St. Paul, MN  55121
http://PrintwareInc.com

CONTACT:
      Stanley Goldberg, President and CEO, (651) 456-1402

                 Printware, Inc. Announces Strategic Initiatives

                   Names Stanley Goldberg President and C.E.O.

     ST. PAUL, MINN., January 11, 2001-Printware, Inc. (Nasdaq-NNM: PRTW) today announced its Board of Directors has taken action on several major initiatives including naming a new President and Chief Executive Officer. According to Gary S. Kohler, Printware's Chairman, the following actions are being taken:

     Management Restructuring
     Effective immediately, Stanley Goldberg has been appointed President and Chief Executive Officer, succeeding Dan Baker. Goldberg has served on Printware's Board of Directors since June 2000. Most recently, he served as Managing Partner of Goldmark Advisors, LLC. In addition to Printware, Goldberg has also sat on the boards of a number of other public and private corporations including Destron Fearing, Medi-Ject and Wireless Ronin Technologies. Prior experiences include: President and CEO of Ringer Corporation, Vice President and General Manager of Thomson, S.A. and various senior level management positions with General Electric Company.

     Balance Sheet Restructuring
     For the past several years, Printware has used its cash to fund direct-financed, below market rate, leases. While this program facilitated equipment sales, it has required extensive administration, exposed the Company to potential financial risks and generated low rates of return on investment. Therefore, the Company is evaluating a number of third-party leasing companies with the intent of selling Printware's lease portfolio as well as for financing new equipment leases. In the interim, Printware will continue to provide a limited number of direct-finance leases at market rates to qualified buyers until a third party leasing program is put in place.

     In addition to leasing initiatives, Printware's Board of Directors has concluded that past management practices have lead to significantly higher inventory levels than are necessary to meet customers' needs. As a result, Printware will rationalize its purchasing practices in order to meet the highest levels of customer service, while taking into account the cost of capital invested in inventory.

     Strategic Partnerships
     In order for Printware to profitably deploy its technology in the computer-to-plate market, the Board of Directors has determined that Printware needs to develop one or more strategic partnerships with larger companies in this highly fragmented market. Printware has begun discussions with a number of potential partners, and it is the company's short term objective to create a strategic partnership.

     Commenting on the announcement, Gary Kohler stated, "I am happy Stan has agreed to help facilitate these initiatives. He is an experienced executive and I have confidence in his leadership skills and business judgment".

     Printware, Inc. designs, builds and markets "computer-to-plate" systems, which are used by the printing industry to create printing plates directly from computers or the Internet. Computer-to-plate systems replace the traditional platemaking process of typesetting, proofing, paste-up, camera work and processing film.

     Statements made in this release concerning the Company's or management's intentions, expectations, or predictions about future results or events are "forward-looking statements" within the meaning of the Private Securities Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations, and such variations could be material and adverse. Additional information concerning the factors that could cause actual results to differ materially from the Company's current expectations is contained in the Company's SEC filings.